Exhibit (a)(1)(v)

Offer by

Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”)

and

Eaton Vance Senior Income Trust (“Senior Income Trust”)

(each, a “Fund”)

to Purchase for Cash

Up To 27% of Its Outstanding Preferred Shares of Senior Floating-Rate Trust and
Up To 44% of Its Outstanding Preferred Shares of Senior Income Trust

(Designated Auction Preferred Shares, Series A and Series B (with respect to each Fund) and Series C and Series D (with respect to Senior Floating-Rate Trust)

________________

August 25, 2016

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated August 25, 2016 in connection with offers made by Senior Floating-Rate Trust to purchase for cash up to 27% of the outstanding preferred shares of beneficial interest of Senior Floating-Rate Trust, and by Senior Income Trust to purchase for cash up to 44% of the outstanding preferred shares of beneficial interest of Senior Income Trust (which, with respect to each Fund, constitutes the “Offer” and, together, the “Offers”).  The Offers of outstanding preferred shares of Senior Floating-Rate Trust and Senior Income Trust, par value $0.01 per share and a liquidation preference of $25,000 per share, designated Auction Preferred Shares, Series A and Series B (with respect to each Fund) and Series C and Series D (with respect to the Senior Floating-Rate Trust) (the “Preferred Shares”), are being made upon the terms and subject to the conditions set forth in the Offer to Purchase with respect to each Fund’s related Letter of Transmittal, (which together, with respect to a Fund, constitute the “Offer Documents”).  The price to be paid for the Preferred Shares is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference per share (or $23,750 per share), plus any unpaid dividends accrued prior to the date on which the Fund makes payment for tendered Preferred Shares.

We are the registered holder of record of Preferred Shares held for your account.  A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer(s).

Your attention is needed to the following:

1.

The purchase price to be paid for a Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference per share (or $23,750 per share), plus any unpaid dividends accrued prior to the date on which the Fund makes payment for tendered Preferred Shares.  When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon a redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.

Each Fund’s Offer and withdrawal rights expire at 5:00 p.m., Eastern Standard time, on Friday, September 23, 2016, unless the Offer is extended.

3.

Each Fund’s Offer is conditioned upon closing an amendment to increase its existing credit facility, as described in the Offer to Purchase.

4.

Each Fund will purchase Preferred Shares validly tendered and not withdrawn prior to the expiration date to purchase for cash up to 27% of the outstanding preferred shares of beneficial interest of Senior Floating-Rate Trust, and to purchase for cash up to 44% of the outstanding preferred shares of beneficial interest of Senior Income Trust, subject to the satisfaction or waiver of all conditions described in the Offer to Purchase.

5.

If the amount of Preferred Shares tendered to a Fund exceeds the amount of Preferred Shares the Fund has offered to purchase, the Fund will purchase duly tendered (and not withdrawn) Preferred Shares from tendering shareholders subject to the terms and conditions of the Offer and with pro rata adjustments as described below.  For instance, if every Preferred Share of each Fund was duly tendered, then Senior Floating-Rate Trust would accept 27% of the tendered Preferred Shares and Senior Income Trust would accept 44% of the tendered Preferred Shares.  In applying the pro ration, the Fund will accept one Preferred Share from each tendering Preferred Shareholder and accept any additional Preferred Shares from such Shareholder on a pro rata basis thereafter.  In the event the pro ration results in a fractional amount of Preferred Shares tendered by one or more shareholders, the Fund reserves the right, and expects, to round the number of Preferred Shares tendered by the shareholder to be purchased by the Fund to the closest full Preferred Share.

6.

Any stock transfer taxes applicable to the sale of Preferred Shares to a Fund pursuant to that Fund’s Offer will be paid by that Fund, except as otherwise provided in the Offer to Purchase.

7.

No fees or commissions will be payable to either Fund in connection with the Offers.  However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

8.

Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

9.

In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offers are completed, please provide, if known, the contact information for the Auction Department at your broker or other nominee, or the Broker-Dealer (if a different party) that submits auction instructions to the Auction Agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of an Offer.

Each Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of an Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

NO RECOMMENDATION TO ANY HOLDER OF PREFERRED SHARES IS BEING MADE BY ANY FUND, ITS BOARDS OF TRUSTEES OR EATON VANCE MANAGEMENT, THE FUNDS’ INVESTMENT ADVISER, AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN AN OFFER. EACH PREFERRED SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS CAREFULLY IN EVALUATING AN OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH AN OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY A FUND OR ITS BOARD.

Payment for Preferred Shares purchased pursuant to an Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company LLC (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4, “Procedures for Tendering Preferred Shares,” of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the applicable Letter of Transmittal.  Accordingly, payment may not be made by the Depositary to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by

Eaton Vance Senior Floating-Rate Trust (“Senior Floating-Rate Trust”) and

Eaton Vance Senior Income Trust (“Senior Income Trust”)

(each, a “Fund”)

to Purchase for Cash

Up To 27% of Its Outstanding Preferred Shares of Senior Floating-Rate Trust and
44% of Its Outstanding Preferred Shares of Senior Income Trust

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated August 25, 2016, in connection with the offer by each Fund, each a Massachusetts business trust (which, with respect to a Fund, constitutes the “Offer” and, collectively, the “Offers”), to purchase for cash up to 27% of Senior Floating-Rate Trust outstanding preferred shares of beneficial interest and to purchase for cash up to 44% of Senior Income Trust outstanding preferred shares of beneficial interest, par value $0.01 per share and liquidation preference of $25,000 per share, designated Auction Preferred Shares, Series A and Series B (with respect to each Fund) and Series C and Series D (with respect to Senior Floating-Rate Trust) (the “Preferred Shares”).

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Fund Name:

__________________

Fund CUSIP: _________________________

Number of Preferred Shares to be Tendered:

_________ amount of Preferred Shares*

Dated _______________, 201_

If known:

Auction Desk Contact Information:

  Name:_______________________________

  Email Address: ________________________

Broker-Dealer that provides instructions to

Auction Agent: ___________________________

SIGN HERE

______________________________________

______________________________________

Signature(s)

_____________________________________

Please type or print name(s)

____________________________________

Please type or print address

____________________________________

Area Code and Telephone Number

______________________________________

Social Security or other Taxpayer Identification Number

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

*

Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account are to be tendered.